UNITED STATES

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SCHEDULE 14A

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DARDEN RESTAURANTS, INC.

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On September 15, 2014, Darden Restaurants, Inc. issued the following press release:

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011

Contacts:
(Analysts) Matthew Stroud	(407) 245-5288
(Media) Bob McAdam	(407) 245-5404

DARDEN FILES INVESTOR PRESENTATION REGARDING OPERATING INITIATIVES

Believes Current Initiatives, Which Are Already Delivering Encouraging Results, Address the Majority of Starboard’s Operating Suggestions

Remains Open to All Ideas that Support Long-Term Value Creation and Improve Guest Experience

Board Recommends Darden Shareholders Vote “FOR ALL” of Darden’s Eight Highly Qualified, Independent Director Nominees on BLUE Proxy Card Today

Materials for Darden’s Annual Meeting Available at www.DardenAnnualMeeting.com

ORLANDO, Fla., – September 15, 2014 – Darden Restaurants, Inc. (NYSE: DRI) today filed an investor presentation with the Securities and Exchange Commission (“SEC”) in connection with the Company’s 2014 Annual Meeting of Shareholders to be held on October 10, 2014. Darden’s presentation and other materials regarding the Board’s recommendation for the 2014 Annual Meeting can be found on the Company’s website and at www.DardenAnnualMeeting.com, which the Company will use for Annual Meeting-related communications going forward.

“We have had numerous conversations over the past months with our shareholders, including Starboard, regarding Darden’s operating plan and the Olive Garden Brand Renaissance,” said Gene Lee, President and Chief Operating Officer of Darden. “After reviewing Starboard’s proposed operating plan, we believe Darden’s current initiatives, which are already delivering encouraging results, address the majority of Starboard’s suggestions. We are pleased that Starboard agrees with the actions we are taking to reinvigorate restaurant performance, reduce costs, and drive growth.”

Mr. Lee continued, “We are also troubled by certain Starboard suggestions for Olive Garden that we believe would undermine progress that is improving both food quality and guest experience, and we believe that implementing these suggestions would derail the brand’s turnaround. While we agree that maintaining a close eye on costs is important, we do not agree with actions that may boost margins in the short-term, but sacrifice brand reputation over the long-term. At Darden, we are executing a plan that is delivering meaningful cost savings, with selling, general and administrative expenses as a percentage of sales in fiscal 2015 expected to be the lowest since Darden became a public company. These are sustainable savings that contribute to bottom line growth for our shareholders, while also preserving the superior quality and service for which Darden’s brands are known.”

Mr. Lee concluded, “People are our most important ingredient, and Darden’s people have expressed their affection for, confidence in and commitment to the Company in the clearest ways possible. For four consecutive years, Darden has been one of Fortune’s 100 Best Companies to Work For, rankings that heavily reflect a comprehensive and independently administered survey of our frontline employees; Olive

Garden, LongHorn Steakhouse and The Capital Grille are recognized by People Report, a leading industry Human Resources organization; and Darden’s annual turnover in each front line employee segment is well below the casual dining industry average. These awards and achievements reflect our unified focus on driving sustainable success and value creation for all of Darden’s stakeholders, and we remain open to all ideas that support our ability to deliver on this objective.”

Darden’s Board of Directors stated, “Given the significant risks that we believe could result from allowing Starboard to take control of Darden, we do not believe it is necessary for shareholders to elect an entirely new Board to implement operating initiatives that are largely already underway and delivering encouraging results. In our view, Darden’s new slate of director nominees provides the optimal balance of fresh perspectives from four new, highly qualified independent nominees and continuity of experience and insight from four continuing independent nominees, together with four seats to be filled by Starboard – resulting in eight of 12 directors who are new this year. All of Darden’s director nominees share the common goal of enhancing shareholder value, and are prepared to work collaboratively with all of the new directors, including the Starboard nominees, to consider the alternatives available to achieve this objective.”

Highlights of the investor presentation, titled “Operating Darden with the Right Talent, Plan and Priorities,” are below.

•	Darden’s Board and management have built Darden into the premier full-service restaurant company in the industry.

•	Darden is convinced it has the right leaders with proven records in restaurant operations to continue the positive momentum.

•	Since being appointed as President and Chief Operating Officer in September 2013, Gene Lee has sharpened the Company’s focus on restaurant-level operations and guest experience through a proven, back-to-basics approach.

•	Darden’s employees continue to express their affection for, confidence in and commitment to the Company.

•	Olive Garden® holds an enviable position with leading average unit volumes (AUVs), restaurant level profitability and guest satisfaction scores.

•	The Olive Garden Brand Renaissance turnaround is underway, and Darden expects it to continue to deliver results.

•	Darden’s efforts to develop LongHorn Steakhouse® into America’s favorite steakhouse are on track. LongHorn’s same-restaurant sales exceeded the industry by 3.8 percentage points in fiscal 2014 and guest counts are exceeding the industry for the 19th consecutive quarter in the first quarter of fiscal 2015.

•	Darden is continuing to build on the solid performance at Specialty Restaurants, which benefits from strong brands with unique differentiation. The Company’s Specialty Restaurants continue to provide strong unit growth and competitively superior same-restaurant sales growth.

•	Many industry analysts are recognizing that Darden’s turnaround is gaining momentum.[1]

•	Having reviewed Starboard’s operating plan, it appears that Starboard’s suggestions replicate initiatives that are already underway and delivering encouraging results.

•	Many industry analysts also recognize the risks of implementing Starboard’s plan.[1]

[1]	See Darden investor presentations filed with the U.S. Securities and Exchange Commission on Form 8-K on September 9, 2014 and September 15, 2014 for illustrative analyst commentary.

Olive Garden Brand Renaissance First Quarter Fiscal 2015 Highlights

Over the past year, Darden has been implementing far-reaching improvements for all elements of the Olive Garden business to reignite traffic growth, enhance the guest experience and support margin expansion. Key initiatives have included introducing a core menu innovation to reinforce value, improve quality, expand choice and variety, and capitalize on the convenience trend; simplifying restaurant operations and intensifying the emphasis on service; implementing a more integrated communications platform to enhance brand relevance with a new approach to marketing, advertising and promotions to drive continued industry-leading AUVs; and launching a re-imaging program that brings the brand to life with every guest touch point, including plate ware, server uniforms, new logo, exterior signage and new table top merchandising.

The Olive Garden Brand Renaissance is beginning to deliver positive results and reinforces the Company’s confidence in the brand’s ongoing development. For example, and as further detailed in the investor presentation:

•	Guest experience and satisfaction scores continue to improve across the system, including Overall, Attentiveness, Pace of Meal and Food Taste, as a result of an intensified focus on service and food quality. Darden expects these to translate into higher traffic trends over time.

•	New menu items have reinforced value, expanded variety and supported increased demand from key customer segments, including Millennials. Through Pronto Lunch, Darden has reduced dine times for guests seeking a quicker lunch experience. In addition, by leveraging metrics made available in Darden’s new technology platform, the Company has significantly reduced false waits.

•	The national launch of Darden’s Online To-Go Platform is in place, and strengthening the take-out business. In the first quarter of fiscal 2015, Olive Garden achieved a 13% increase in its take-out business compared to the first quarter last year. In recent weeks, To-Go sales have grown at approximately 20% on a year-over-year basis. Notably, the Company continues to see a 30% increase in check average when guests order online, which will drive margin growth should these trends continue.

•	Testing of tablet technology in restaurants is underway and has generated encouraging results. At locations where the new technology is available, 80% of guests interact with the device, and 60% of them pay the check on the tablet. Tablet use has increased add-on sales, table turnover, guest survey response rates, and tip percentage for servers. The Company expects tablet technology to be installed system-wide by the end of fiscal 2015.

•	Initial sales results from a pilot remodel program are encouraging. The Company has completed three remodels, which introduce significant interior and exterior improvements. This has resulted in a more than 10% increase in traffic as well as an increase in alcohol and beverage sales.

Darden shareholders are reminded that their vote is important, no matter how many or how few shares they own. The Board urges shareholders to submit their voting instructions ONLY on the BLUE proxy card “FOR ALL” of Darden’s highly qualified, experienced and independent director nominees: Michael W. Barnes, Gregory L. Burns, Jeffrey H. Fox, Christopher J. Fraleigh, Stephen Odland, Michael D. Rose, Maria A. Sastre and Enrique Silva. Shareholders may submit their proxy by mail, phone or internet following the instructions on the BLUE proxy card.

CAUTION: Any vote on the white card is a vote for Starboard’s control slate as it could revoke any previous proxy submitted using the BLUE proxy card. Only the latest-dated proxy counts. Darden urges shareholders – DO NOT SIGN OR RETURN ANY WHITE CARD. SIMPLY DISCARD IT.

Innisfree M&A Incorporated is serving as the Company’s proxy solicitor and can be contacted toll-free at (877) 825-8631.

About Darden Restaurants

Darden Restaurants, Inc., (NYSE: DRI), owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales. Headquartered in Orlando, Fla., and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the fourth year in a row. Our restaurant brands – Olive Garden, LongHorn Steakhouse, Bahama Breeze®, Seasons 52®, The Capital Grille®, Eddie V’s® and Yard House® – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Information About Forward-Looking Statements

Forward-looking statements in this communication regarding our ability to improve performance across our brands and enhance shareholder value and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives and expectations regarding the sale of Red Lobster, benefits to Darden and its shareholders from such sale and related matters, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date except as required by law. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden’s strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, actions of activist investors and the cost and disruption of responding to those actions, including any proxy contest for the election of directors at our annual meeting, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V’s, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with the Company’s 2014 annual meeting of stockholders (the “Annual Meeting”). Information regarding the names and interests of such participants in the Company’s proxy solicitation is set forth in the Company’s definitive proxy statement, filed with the SEC on September 9, 2014. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended May 25, 2014, filed with the SEC on July 18, 2013. These documents are available free of charge at the SEC’s website at www.sec.gov.

The Company will be mailing its definitive proxy statement and proxy card to the stockholders entitled to vote at the Annual Meeting. WE URGE INVESTORS TO READ ANY PROXY STATEMENT INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any proxy statement and any other documents filed by the Company with the SEC in connection with the proxy solicitation at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://investor.darden.com/investors/investor-relations/default.aspx.